Exhibit (j)(2)

Deloitte & Touche LLP Suite 3600 555 Seventeenth St. Denver, CO 80202-3942 USA
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-148826 and Amendment No. 4 to Registration Statement No. 811-22175 on Form N-1A of our report dated February 23, 2009, relating to the financial statements and financial highlights of ALPS ETF Trust (the “Trust”) appearing in the Annual Report on Form N-CSR of the Trust for the period from May 7, 2008 (inception) to December 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

April 24, 2009

Member of
Deloitte Touche Tohmatsu